EXHIBIT 10.5

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (this “Agreement”) is made this [___] day of [_______], 2011, by and among DataCom Systems, Incorporated, a Nevada corporation (“Borrower”), and Cahaba Pharmaceuticals, Inc., a Nevada corporation (“Lender”).

WITNESSETH:

WHEREAS, simultaneously herewith Lender is engaged in an offering (the “Note Offering”) of its 10% Secured Convertible Promissory Notes (the “Convertible Notes”) in the aggregate principal amount of up to $1,000,000, which offering is being conducted pursuant to the exemption from registration provided by Rule 506 of Regulation D, Regulation S and/or Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, to provide Borrower with sufficient working capital to enable Borrower to fulfill its obligations under certain contractual agreements incident to its business while Lender and Borrower prepare the documentation necessary and appropriate to consummate the Transactions and obtain all necessary approvals from stockholders and third parties, Lender has agreed to utilize the net proceeds of the Note Offering to provide Borrower with a temporary loan in the principal amount of up to $1,000,000 in exchange for one or more 10% secured bridge loan promissory notes (the “Note” or “Notes”), to meet working capital requirements agreed upon by Borrower and Lender;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender, intending to be legally bound, agree as follows:

ARTICLE I – LOAN

1.1. Loan. Lender agrees, on the terms and conditions of this Agreement, and subject to the closing of the Note Offering for at least an equal aggregate principal amount, to make loans to Borrower in the amount of up to $1,000,000 (the “Loan”).  As of the date hereof, the Lender has closed on the sale of $__________ aggregate principal amount of Convertible Notes under the Note Offering.  Upon the execution and delivery of this Agreement, Lender shall disburse approximately _________ Hundred _______ Thousand Dollars ($_________) of the Loan to Borrower (representing the net proceeds to Lender of the first Note Offering closing, after payment of all brokerage and other fees and expenses.

Upon the closing of any additional amounts of Convertible Notes under the Note Offering, the Lender shall disburse the net proceeds thereof to the Borrower as additional amounts of the Loan.  The aggregate Loan principal shall be equivalent to the gross proceeds of the Note Offering, without regard to the payment by Lender of any fees or expenses from such gross proceeds.

1.2. The Notes. Borrower has authorized the issuance of the Notes made in favor of Lender by Borrower, which shall be substantially in the form set forth in Exhibit A attached hereto. Borrower shall execute and deliver to Lender a Note in the face amount equal to the gross proceeds of each closing under the Note Offering with respect to which the net proceeds are disbursed to the Borrower.  The Loan shall bear interest at the rate or rates, and shall be due and payable on the date or dates, set forth in the Notes; provided, however, that  upon the consummation of the Merger, all indebtedness (including accrued interest) evidenced by the Notes shall be deemed canceled and paid in full.

1.3. Payments. Subject to the proviso in the preceding Section, Borrower shall repay the unpaid principal amount of, and accrued but unpaid interest on, the Loan (the “Repayment Amount”) on the Due Date (as defined in the Notes) or as otherwise set forth in the Notes, as set forth below:

Borrower shall wire the Repayment Amount in same-day funds in accordance with the wire instructions set forth immediately below, which Repayment Amount shall be held in escrow pursuant to the terms of an escrow agreement by and between Lender and CSC Trust Company of Delaware, as escrow agent (the “Bridge Escrow Agent”), and disbursed in accordance therewith solely for repayment of the aggregate amounts due and payable to the Buyers (defined below) on the Convertible Notes.

Wire Instructions

Bank:	Arkansas Bankers Bank
1020 W 2nd Street
Little Rock, AR 77201
ABA#:	082001700
Beneficiary:	Hot Springs Bank & Trust
4446 Central Ave,
Hot Springs, AR 71913
Tax ID #:	71-0054830
Beneficiary Acct. #:	90888
For Final Credit to:	DataCom Systems, Incorporated
3400 Central Avenue
Hot Springs, AR 71913
Account #:	0104001194

1.4. Conditions to Loan. Notwithstanding the foregoing, the obligation of Lender to disburse the Loan to Borrower is subject to the satisfaction of the following conditions:

(a)           Borrower shall have obtained (and shall have provided copies thereof to Lender) all waivers, consents or approvals, if any, from third parties, and shall have given all notices to third parties, and the failure of which to obtain or to give notice would result in a conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Borrower or any of its subsidiaries is a party or by which Borrower or any of its subsidiaries is bound or to which any of their assets is subject, except for any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument which would not have a Company Material Adverse Effect (as hereinafter defined) and would not adversely affect the consummation of the Loan or the other transactions contemplated hereby, including but not limited to the Merger.

(b)           Those stockholders of Borrower listed on Schedule 1 to the Pledge Agreement (defined below) beneficially owning in the aggregate 6,332,042 shares of the capital stock of the Borrower (the “Borrower Control Shares”) shall have entered into a pledge agreement of even date herewith, substantially in the form attached as Exhibit B to this Agreement  (the “Pledge Agreement”) with the Lender and Gottbetter & Partners, LLP as collateral agent (the “Collateral Agent”) pursuant to which such stockholders shall have pledged to, and deposited with, the Collateral Agent the Borrower Control Shares, for the benefit of the purchasers of the Convertible Notes in the Note Offering (the “Buyers”), as security for the full and timely repayment of the Convertible Notes in accordance with the terms of the Convertible Notes.

(c)           Borrower shall have entered into a security agreement of even date herewith, substantially in the form attached as Exhibit C to this Agreement  (the “Security Agreement”) with the Lender and the Collateral Agent pursuant to which Borrower shall have granted and conveyed to the Collateral Agent, for the benefit of the Buyers, a first priority security interest in all of the tangible and intangible assets of Borrower now owned or hereafter acquired by Borrower, as security for the full and timely repayment of the Convertible Notes in accordance with the terms of the Convertible Notes.

ARTICLE II – REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to Lender as follows:

2.1. Organization. Each of Borrower and its Subsidiaries (as defined below) is a corporation and limited liability company, as the case may be, duly existing under the laws of its jurisdiction of organization and qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business, operations, condition (financial or otherwise), property or prospects of Borrower or any Subsidiary, or the ability of Borrower and any Subsidiary to carry out its respective obligations under the Loan Documents (as defined in Section 2.3 below) (a “Company Material Adverse Effect”).

2.2. Subsidiaries. All of Borrower’s Subsidiaries are listed in Schedule 2.2 attached hereto.  For purposes of this Agreement, a “Subsidiary” means any corporation, partnership, joint venture or other entity in which Borrower (i) has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein or (ii) by contract or otherwise controls the management of such entity and operates such entity as a combined business.

2.3. Authorization. All corporate action on the part of Borrower (and its Subsidiaries, as applicable) and its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations of Borrower under this Agreement, the Note, the Security Agreement and all other documents executed in connection with the Loan (collectively, the “Loan Documents”) to which any of them may be a party have been taken. This Agreement, the Note and the other Loan Documents, when executed and delivered by Borrower, shall constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

2.4. Absence of Conflicts. The execution, delivery and performance of this Agreement and each of the other Loan Documents is not in conflict with nor does it constitute a breach of any provision contained in Borrower’s organizational documents, nor will it constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.

2.5. Consents and Approvals. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities and agencies that are necessary for the continued operation of Borrower’s business as currently conducted, or are required by law.

2.6. Capitalization. The authorized and outstanding capital stock of Borrower is described on Schedule 2.6 attached hereto. Except as set forth on Schedule 2.6 or as contemplated by the Transactions, there are no subscriptions, convertible securities, options, warrants or other rights (contingent or otherwise) currently outstanding to purchase any of the authorized but unissued capital stock of Borrower. Except as set forth in Schedule 2.6 or as contemplated by the Transactions, Borrower has no obligation to issue shares of its capital stock, or subscriptions, convertible securities, options, warrants, or other rights (contingent or otherwise) to purchase any shares of its capital stock or to distribute to holders of any of its equity securities, any evidence of indebtedness or asset. No shares of Borrower capital stock are subject to a right of withdrawal or a right of rescission under any applicable securities law.  Except as set forth in Schedule 2.6, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Borrower.  To the Knowledge (as defined below) of Borrower, except as described in Schedule 2.6 or otherwise contemplated by this Agreement, there are no agreements to which Borrower is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under any applicable securities laws, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Borrower. Except as provided in Schedule 2.6, to the Knowledge of Borrower, there are no agreements among other parties, to which Borrower is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Borrower.

2.7. Litigation. Except as disclosed on Schedule 2.7, there are no actions, suits, claims, investigations, arbitrations or other legal or administrative proceedings, to the Knowledge of Borrower, threatened against Borrower at law or in equity, and to Borrower’s Knowledge, there is no basis for any of the foregoing. Except as disclosed on Schedule 2.7, there are no unsatisfied judgments, penalties or awards against or affecting Borrower or its businesses, properties or assets. Except as disclosed on Schedule 2.7, Borrower is not in default, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by Borrower with respect to any order, writ, injunction or decree known to or served upon Borrower of any court or of any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as disclosed on Schedule 2.7, there is no action or suit by Borrower pending or threatened against others. Except as disclosed on Schedule 2.7, Borrower has complied with all laws, rules, regulations and orders applicable to its current business, operations, properties, assets, products and services the violation of which would have a Company Material Adverse Effect. There is no existing law, rule, regulation or order, and Borrower has no Knowledge of any proposed law, rule, regulation or order, whether foreign, federal or state, that would prohibit or materially restrict Borrower from, or otherwise materially adversely affect Borrower in, conducting its businesses in any jurisdiction in which it is now conducting business.

As defined in this Agreement, “Knowledge” of Borrower means the actual knowledge by a director or officer of Borrower of a particular fact or circumstance or such knowledge as may reasonably be imputed to such person as a result of such person’s actual knowledge of other facts or circumstances as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate employees and agents of Borrower with respect to the matter in question.

2.8. Absence of Certain Events. To Borrower’s Knowledge, there is no existing condition, event or series of events which reasonably would be expected to have a Company Material Adverse Effect.

2.9. Title to Property and Assets. Borrower does not own any real property. Except as set forth on Schedule 2.9, Borrower has good and marketable title to all of its personal property and assets free and clear of any material restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance which would have a Company Material Adverse Effect. Except as set forth on Schedule 2.9, with respect to properties and assets it leases, Borrower is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances which would have a Company Material Adverse Effect.

2.10. Governmental Permits. Borrower and its Subsidiaries hold all licenses, franchises, permits and other governmental authorizations which are required for the conduct of any aspect of their respective businesses, as presently conducted and as presently contemplated to be conducted, including, but not limited to, all such business operations contemplated by, or incident to, the Transactions. All such licenses, franchises, permits and other governmental authorizations are valid and current, and neither the Borrower nor any of its Subsidiaries has received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Borrower and its Subsidiaries have conducted and are conducting its business in material compliance with the requirements, standards, criteria and conditions set forth in such licenses, franchises, permits and other governmental authorizations, and all laws and regulations applicable thereto, and are not in violation of any of the foregoing. The consummation of the transactions contemplated hereunder will not alter or impair or require changes to any such license, franchise, permit or other governmental authorization.

ARTICLE III.A – COVENANTS OF BORROWER

So long as the Note is outstanding, Borrower agrees that, unless Lender shall give its prior consent in writing:

3.1. Ordinary Course. Borrower shall carry on its business in the ordinary course substantially as conducted heretofore, and shall not engage in any transaction outside of the ordinary course of business.

3.2. Maintain Properties. Borrower shall maintain its properties and facilities in good working order and condition, reasonable wear and tear excepted.

3.3. Performance under Agreements. Borrower shall perform all of its material obligations under agreements relating to or affecting its assets, properties or rights.

3.4. Cooperation with Lender. Borrower shall cooperate with Lender and shall use its reasonable best efforts to complete and sign the merger agreement contemplated by the Merger and shall use its reasonable best efforts to consummate the Transactions contemplated thereby.

3.5. Financial Statements. Borrower shall provide to Lender prior to the Due Date any such audited or unaudited financial statements as may be required under applicable U.S. Securities Exchange Commission (“SEC”) regulations for inclusion of such statements in Lender’s SEC and other regulatory filings upon and following the closing of the Merger.

3.6. Maintenance of Business Organization. Borrower shall maintain and preserve its business organization intact and use its reasonable best efforts to retain its present key employees and relationships with suppliers, customers and others having business relationships with Borrower.

3.7. Compliance with Permits. Borrower shall maintain material compliance with all permits, laws, rules and regulations, consent orders and all other orders of applicable courts, regulatory agencies, and similar governmental authorities.

3.8. Leases. Borrower shall maintain its present leases in accordance with their respective terms, and may enter into new or amended lease instruments.

3.9. Payments. Except with respect to fees due to attorneys, accountants, and investment bankers relating to the Transactions, including with respect to the Loan, Borrower shall not make any payment, or incur any obligation to make any payment in the ordinary course of business in excess of $75,000 without the prior written consent of Lender.  Borrower shall use the proceeds from the Loan (a) immediately at the first closing of the Loan to prepay in full forty thousand dollars ($40,000.00) of the outstanding principal of the loan dated December 17, 2010, from Hot Springs Bank and Trust Company (“Hot Springs”) (which shall be disbursed directly by Lender to Hot Springs), (b) thirty-five thousand dollars ($35,000.00) to pay taxes due to the State of Arkansas that are the subject of the liens identified in Schedule 3.9 hereto pursuant to the repayment plan existing with the State (which shall be retained by Lender in escrow and disbursed directly to the State pursuant to instructions from Borrower when required) and (c) to meet the working capital requirements set forth on Exhibit D attached hereto.

3.10. Loan Documents. Borrower shall comply in all respects with the terms of the Loan Documents.

3.11. Mergers. Except as contemplated by the Transactions, Borrower shall not merge or consolidate with or into any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control (whether in one transaction or in a series of related transactions) of assets (whether now owned or hereafter acquired) having a fair market value of more than $25,000 at the time(s) of transfer, or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereafter created) at a discount or with recourse, to any person, except sales or other dispositions of assets in the ordinary course of business, including, but not limited to, Borrower’s sale of existing teams or territorial, market and team operating rights.

3.12. Charter Documents. Borrower shall not make any amendment to its Certificate of Incorporation but may amend, revise and/or restate its By-Laws.

3.13. Senior or Pari Passu Indebtedness. Borrower shall not incur, create, assume, guaranty or permit to exist any indebtedness in an amount equal to or greater than $25,000 that ranks senior in priority to, or pari passu with, the obligations under the Notes and the other Loan Documents, except for (i) indebtedness existing on the date hereof and set forth in Schedule 3.13 attached hereto, and (ii) indebtedness created as a result of a subsequent financing if the gross proceeds to the Borrower of such financing are equal to or greater than the aggregate principal amount of the Notes and the Notes are repaid in full upon the closing of such financing.  The aggregate outstanding trade debt of Borrower and its subsidiaries as of December 31, 2010 was approximately $195,175.

3.14. Liens. Borrower shall not create, incur, assume or permit to exist any lien on any property or assets (including stock or other securities of Borrower or any of its Subsidiaries) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)           liens on property or assets of Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 3.14 attached hereto, provided that such liens shall secure only those obligations which they secure on the date hereof;

(b)           any lien created under the Loan Documents;

(c)          any lien existing on any property or asset prior to the acquisition thereof by Borrower or any of its Subsidiaries, provided that

1.           such lien is not created in contemplation of or in connection with such acquisition and

2.           such lien does not apply to any other property or assets of Borrower or any of its Subsidiaries;

(d)          liens for taxes, assessments and governmental charges;

(e)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like liens arising in the ordinary course of business and securing obligations that are not due and payable;

(f)           pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g)          deposits to secure the performance of bids, trade contracts (other than for indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)          zoning restrictions, easements, licenses, covenants, conditions, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business and minor irregularities of title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(i)           purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by Borrower or any of its subsidiaries, provided that

1.           such security interests secure indebtedness permitted by this Agreement,

2.           such security interests are incurred, and the indebtedness secured thereby is created, within 90 days after such acquisition (or construction),

3.           the indebtedness secured thereby does not exceed 85% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and

4.           such security interests do not apply to any other property or assets of Borrower or any of its Subsidiaries;

(j)           liens arising out of judgments or awards (other than any judgment that constitutes an Event of Default hereunder) in respect of which Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided Borrower shall have set aside on its books adequate reserves with respect to such judgment or award; and

(k)          deposits, liens or pledges to secure payments of workmen’s compensation and other payments, public liability, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business.

3.15. Dividends and Distributions. Borrower or any of its Subsidiaries shall not declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose.

3.16. Subsidiary Dividends. Borrower shall not permit its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of such Subsidiary to:

(a)           pay any dividends or make any other distributions on its capital stock or any other interest or

(b)           make or repay any loans or advances to Borrower.

3.17. Limitation on Certain Payments and Prepayments. Borrower shall not:

(a)           pay in cash any amount in respect of any indebtedness or preferred stock that may at the obligor’s option be paid in kind or in other securities; or

(b)           optionally prepay, repurchase or redeem or otherwise defease or segregate funds with respect to any indebtedness of Borrower or its Subsidiaries, other than for senior indebtedness existing on the date hereof and set forth in Schedule 3.17 attached hereto, or indebtedness under the Loan Documents.

Within three (3) business days following Borrower’s request for a waiver of any provision of this Article III, Lender shall provide Borrower with their response to such request.

3.18. Future issuances. Borrower covenants and agrees that it will not during the term of this Agreement issue any of its equity securities (a “Future Issuance”) except if (i) the Borrower issues equity securities in a capital raising offering  with proceeds sufficient to repay the Notes and the Notes are repaid in full simultaneously with the closing of such offering, or (ii) the Borrower causes sufficient additional shares of its common stock, or securities convertible into its common stock without additional consideration, to be delivered under the Pledge Agreement (as defined below) to the Collateral Agent for the Buyers such that the aggregate number of Pledged Shares as a percentage of the total number of shares of capital stock (on an as-converted-into-common-stock basis) of the Borrower outstanding (the “Pledged Percentage”) as of the date of such Future Issuance equals the Pledged Percentage as of the date hereof, which is approximately 63.3%. Capitalized terms used in this Section 3.17 and not otherwise defined in this Agreement shall have those meanings given to them in the Pledge Agreement.

ARTICLE III.B – COVENANTS OF LENDER

Lender covenants and agrees that it shall use the proceeds from Borrower of the Repayment Amount solely to repay in full the outstanding principal amount of the Convertible Notes, with interest, if any, to the Buyers.  Lender further agrees to issue its instruction letter (the “Instruction Letter”) to the Bridge Escrow Agent authorizing the Bridge Escrow Agent to release from escrow in favor of Buyers the Repayment Amount in repayment of the Convertible Notes, which Instruction Letter shall be signed by Lender and held in trust by Gottbetter & Partners, LLP on behalf of Borrower until repayment on the Due Date or as otherwise set forth herein.

ARTICLE IV – DEFAULTS AND REMEDIES

4.1. An “Event of Default” occurs if:

(a)           Borrower defaults in the payment of any principal of the Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(b)           Borrower defaults, in whole or in part, in the performance or observance of any other material agreement, term or condition contained in the Note or the other Loan Documents, and such breach shall not have been cured within ten (10) days after receipt of written notice thereof; or

(c)           Borrower defaults with respect to any other indebtedness for borrowed money of Borrower or under any agreement under which such indebtedness may be issued by Borrower and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of such indebtedness for which such default shall have occurred exceeds $25,000;

(d)           Borrower defaults with respect to any contractual obligation of Borrower under or pursuant to any contract, lease, or other agreement to which Borrower is a party and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of Borrower’s contractual liability arising out of such default exceeds or is reasonably estimated to exceed $25,000;

(e)          the Merger shall not have closed and the Note shall not have been repaid in full by the Due Date; or

(f)           Borrower pursuant to or within the meaning of any Bankruptcy Law (as defined below):

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian (as defined below) of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) is the debtor in an involuntary case which is not dismissed within thirty (30) days of the commencement thereof, or

(g)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) provides for relief against Borrower in an involuntary case,

(ii) appoints a Custodian of Borrower for all or substantially all of its property, or

(iii) orders the liquidation of Borrower,

(h)          a final judgment for the payment of money in an amount in excess of $25,000 shall be rendered against Borrower (other than any judgment as to which a reputable insurance company shall have accepted full liability in writing) and shall remain undischarged for a period (during which execution shall not be effectively stayed) of 20 days after the date on which the right to appeal has expired; or

(i)           an event shall occur or there exist facts or circumstances which create or result in a Company Material Adverse Effect.

then and in any such case (x) upon the occurrence of any Event of Default described in paragraphs (f) or (g), the unpaid principal amount of the Notes shall automatically become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower, and (y) upon the occurrence of any other Event of Default, in addition to any other rights, powers and remedies permitted by law or in equity, Lender may, at its option, by notice in writing to Borrower, declare the Notes to be, and the Notes shall thereupon be and become, immediately due and payable, together with all other sums due hereunder, without presentment, demand, protest or other notice of any kind, all of which are waived by Borrower.

Upon the occurrence of any Event of Default, the holder of the Notes may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Notes held by it, for an injunction against a violation of any of the terms hereof or thereof, or for the pursuit of any other remedy which it may have by virtue of this Agreement or pursuant to applicable law. Borrower shall pay to the holder of the Notes upon demand the reasonable costs and expenses of collection and of any other actions referred to in this Article, including without limitation reasonable attorneys’ fees, expenses and disbursements.

No course of dealing and no delay on the part of the holder of the Notes in exercising any of its rights shall operate as a waiver thereof or otherwise prejudice the rights of such holders, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No right, power or remedy conferred hereby or by the Notes on the holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

4.2. For purposes of this Article, the following definitions shall apply:

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or equivalent law of a non-U.S. jurisdiction.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

ARTICLE V – NOTICES

All notices, requests and demands shall be given to or made upon the respective parties hereto in writing, at such address as may be designated by it in a written notice to the other party. All notices, requests, consents and demands hereunder shall be effective when duly deposited in the mails (by overnight delivery by a nationally-recognized overnight courier service or by United States registered or certified mail, postage prepaid, return receipt requested) with a copy via facsimile. Unless the parties designate otherwise, notices should be addressed as follows:

If to Borrower:

DataCom Systems, Incorporated
3400 Central Ave.
Hot Springs, AR 71913
Attn: Jack Bailey, President and CEO
Facsimile: (501) 318-0397

with a copy to:

Quick Law Group PC
900 West Pearl Street, Suite 300
Boulder, CO 80302
Attn:  Jeff Quick
Facsimile:  (303) 845-7315

If to Lender:

Cahaba Pharmaceuticals, Inc.
517 NW 8 Terrace
Cape Coral, FL 33993
Attention:  Kenneth Spiegeland, CEO
Facsimile:  239-628-4591

with a copy to:

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Attn: Adam S. Gottbetter, Esq.
Facsimile: (212) 400-6901

ARTICLE VI – MISCELLANEOUS

6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

6.2. Amendment. This Agreement may be amended, modified or terminated only by an instrument in writing signed by all parties.

6.3. No Assignment. Neither this Agreement nor any right or obligation provided for herein may be assigned by any party without the prior written consent of the other parties.

6.4. Successors. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

6.5. Counterparts. This Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

6.6. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

6.8. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Bridge Loan Agreement to be duly executed as of the day and year first above written.

LENDER:	BORROWER:

CAHABA PHARMACEUTICALS, INC.	DATACOM SYSTEMS, INCORPORATED

By:	By:
Name: Kenneth Spiegeland	Name:
Title: Chief Executive Officer	Title:

[SIGNATURE PAGE TO BRIDGE LOAN AGREEMENT]

EXHIBIT A

Form of Note

EXHIBIT B

Form of Pledge Agreement

EXHIBIT C

Form of Security Agreement

EXHIBIT D

Use of Proceeds

Accounts Payable	$144,000.00

Operational
Payroll	$90,000.00
Product Development	$35,000.00
Inventory	$45,000.00
Total Expenses over 12 months	$170,000.00

Marketting Expenses
Sales and Marketing- Events, Shows, Marketing Material, Web Presence enhancement	$80,000.00
Demo hardware and software (seed units)- 5 mobile and 2 large systems + new products (matrix, cameras, peripherals)	$50,000.00
Dealers and Partners recruitments expenses and training ( a must have to add new sales paths)	$20,000.00
Total Marketting Additions	$150,000.00

Equipment Investments
Infrastructure- In House Email Upgrade, Collaboration, ERP Software (accounting)
includes hardware, software and training for all personnel and staff	$15,000.00
Hardware R&D (not software)- development of new hardware platforms (plans in place for new chassis, new encoders, new matrix, new panels)	$55,000.00
Total Equipment Investments	$70,000.00

IR & Compliance for IPO	$240,000.00
$-
Reserves	$190,000.00
General Working Capital	Balance of proceeds

SCHEDULES

Schedule 2.2

Subsidiaries

None.

Schedule 2.6

Capitalization

a)	The authorized capital stock of the Borrower consists of 25,000,000 shares of Common Stock, par value $0.001 per share, 10,000,000 shares of which are issued and outstanding.

b)
Under the Borrower’s Stock Option Plan dated April 18, 2008 immediately prior to the Closing (i) 564,000 options to purchase shares have been granted and are currently outstanding, and (ii) 1,000,000 shares of Common Stock are reserved for issuance.

c)	The Borrower has issued three 8% Convertible Promissory Notes, the holders, amounts and dates of which are as follows (collectively, the “Notes”):

•	Hillcrest Financial, LLC in the principal amount of $250,000 dated March 19, 2005;
•	Frank Matarazzo in the principal amount of $100,000 dated June 3, 2005; and
•	Barry Lewis in the principal amount of $100,000 dated March 19, 2005.

The terms of the Notes provide that the Borrower will pay all principal and accrued interest on the earlier to occur of (i) two years from the date of issuance, (ii) the Borrower’s completion of subsequent financing for a minimum of $5,000,000, or (iii) ten days from the notice from holder to the Borrower that the holder elects to convert all or a portion of the outstanding into the terms of any subsequent financing consummated with the Borrower on terms pari passu with such financing.  As described further in Schedule 2.7, the holders of the Notes have filed a lawsuit against the Borrower alleging that the Notes are now due and payable.  As part of the lawsuit, the Borrower alleges the Notes are not longer convertible pursuant to the terms of the Notes.  To date, the issue of whether the Notes remain convertible has not been adjudicated.  None of the holders of the Notes have indicated that they will attempt to convert the Notes into any subsequent financing.

Schedule 2.7

Litigation

1.           On November 15, 2010, Hillcrest Financial, LLC, Frank Matarazzo, and Barry Lewis filed a lawsuit against Borrower in the United States District Court, Southern District of New York, Case Number 10CIV08604.

Each of Frank Matarazzo and Barry Lewis took subscriptions for stock based on $100,000 convertible promissory notes in 2005.  Frank and Joan Salerno, now calling themselves Hillcrest Financial, LLC, took subscriptions for stock based on a $250,000 convertible promissory note in 2005.  The lawsuit alleges that an event of default has occurred at that amounts are due under the notes.  Borrower does not dispute that these individuals and entities are owed the principal amount plus interest on these convertible promissory, but disputes that the notes are currently in default and now due and payable.

2.           On December 23, 2010, Avnet, Inc. (“Avnet”) filed a lawsuit against Borrower in the United States District Court, Western District of Arkansas, Hot Springs Division, Case Number 6:10-cv-06101-RTD.  Avnet is alleging damages in the amount of approximately $140,000 due to claims of breach of contract regarding various outstanding invoices.  On February 8, 2011 Borrower filed an Answer and Counterclaim against Avnet alleging damages of approximately $139,000 due to breach of contract claims.

Schedule 2.9

Title to Property and Assets

1.          On December 17, 2010, Borrower entered into a Loan Agreement with Hot Spring Bank and Trust Company (“Hot Springs Bank”) in the principal amount of $50,000 at an per annum interest rate of 9% (the “Hot Springs Loan”).  At the closing of the Loans contemplated by this Bridge Loan Agreement, approximately $50,500 is due and payable under the Hot Springs Loan.  The Hot Springs Loan matures on March 17, 2011.  All amounts due under the Hot Springs Loan are secured by a Commercial Security Agreement, also dated December 17, 2010, which grants Hot Springs Bank a security interest in all current and future equipment of Borrower.

2.          UCC-1 filing with the Secretary of State of Nevada on June 18, 2009 by Avnet Inc. creating a lien on inventory of debtor.  Borrower is in the process of terminating the lien by filing a UCC-3.

Schedule 3.9

Arkansas Taxes Due

1.	State of Arkansas, Commissioner of Revenues, filed in Garland County Circuit Court on April 2, 2009 for $6,939.53.

2.	State of Arkansas, Commissioner of Revenues, filed in Garland County Circuit Court on April 2, 2009 for $4,336.18.

3.	State of Arkansas, Commissioner of Revenues, filed in Garland County Circuit Court on April 15, 2009 for $3,399.90.

4.	State of Arkansas, Commissioner of Revenues, filed in Garland County Circuit Court on August 12, 2009 for $3,648.04.

5.	State of Arkansas, Commissioner of Revenues, filed in Garland County Circuit Court on October 2, 2009 for $795.33.

6.	State of Arkansas, Commissioner of Revenues, filed in Garland County Circuit Court on October 23, 2009 for $7842.07.

7.	State of Arkansas, Commissioner of Revenues, filed in Garland County Circuit Court on October 23, 2009 for $22,291.29.